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                                                                    EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 33-00000), Joint Proxy Statement and related Prospectus of USA Waste Services, Inc. and United Waste Systems, Inc. for the proposed merger of the two companies and to the incorporation by reference therein of our report dated February 21, 1997, (except for Note 13, as to which the date is March 25, 1997) with respect to the financial statements and schedule of United Waste Systems, Inc. included in its Annual Report of Form 10-K/A #2 for the year ended December 31, 1996, filed with the Securities and Exchange Commission on June 24, 1997.



MetroPark, New Jersey
July 23, 1997


                                                        /s/ ERNST & YOUNG LLP